As filed with the Securities and Exchange Commission on June 3, 2021

Registration No. 333-256628

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1

TO

FORM F-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Bit Brother Limited

(Exact name of registrant as specified in its charter)

British Virgin Islands	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Room 910, Building 1, Huitong Building,

No.168, Hehua Road, Hehuayuan Street,

Furong District, Changsha City, Hunan Province

People’s Republic of China

+86 0731-85133570

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue

Suite 204

Newark, Delaware 19711

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joan Wu, Esq.

Hunter Taubman Fischer & Li, LLC

800 Third Avenue, Suite 2800

New York, NY 10022

Tel: (212) 530-2208

Facsimile: (212) 202-6380

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of the registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

EXPLANATORY NOTE

This Pre-effective Amendment No. 1 (the “Amendment”) to the Registration Statement on Form F-3 (the “Original Registration Statement”) of Bit Brother Limited (the “Company”) is being filed solely to: (i) amend the cover page to include the correct ticker symbol of the Company; and (ii) amend the Exhibit List in Item 9 herein to file the legal opinion of Hunter Taubman Fischer & Li LLC as Exhibit 5.2. Except as specifically noted above, this Amendment does not modify or update disclosures in the Original Registration Statement. With the exception of the amended cover page, Part I of the Original Registration Statement has been omitted.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Aggregate Price Per Share(3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(7)(8)
Ordinary Shares, no par value
Preferred Shares, $0.0001 par value
Debt Securities(4)
Warrants(5)
Units
Rights(6)
Total			$200,000,000	$21,820

(1)	Securities registered hereunder may be sold separately, together or as units with other securities registered hereunder.
(2)	We are registering an indeterminate number of Ordinary Shares, no par value (“Ordinary Shares”), preferred shares, warrants to purchase Ordinary Shares and/or preferred shares and/or units, each of which may be offered from time to time at prices to be determined at the time of any such offering. The aggregate offering price of these securities will not exceed $200,000,000. Any securities registered hereunder may be sold separately from, or together in the same offering with, other securities registered hereunder. In addition, pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of Ordinary Shares and preferred shares as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.
(3)	The proposed maximum aggregate offering price per class of security will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder and is not specified as to each class of security in reliance on Rule 457(o) under the Securities Act of 1933.
(4)	There are also being registered hereunder an indeterminate principal amount or number of shares of debt securities, preferred shares or ordinary shares that may be issued upon conversion of, or in exchange for, debt securities or preferred shares registered hereunder or upon exercise of warrants registered hereunder, as the case may be.
(5)	Warrants may represent rights to purchase debt securities, Ordinary Shares, or other securities registered hereunder.
(6)	Consisting of some or all of the securities listed above, in any combination, including Ordinary Shares, preferred shares, warrants and units.
(7)	Calculated pursuant to Rule 457(o) under the Securities act of 1933, as amended.
(8)	Previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED June 3, 2021

PROSPECTUS

Bit Brother Limited

$200,000,000

Ordinary Shares, Preferred Shares, Debt Securities

Warrants, Units and Rights

We may, from time to time in one or more offerings, offer and sell up to $200,000,000 in the aggregate of Ordinary Shares, preferred shares, warrants to purchase Ordinary Shares or preferred shares, debt securities, rights or any combination of the foregoing, either individually or as units comprised of one or more of the other securities. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus.

This prospectus provides a general description of the securities we may offer. We will provide the specific terms of the securities offered in one or more supplements to this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. The prospectus supplement and any related free writing prospectus may add, update or change information contained in this prospectus. You should read carefully this prospectus, the applicable prospectus supplement and any related free writing prospectus, as well as the documents incorporated or deemed to be incorporated by reference, before you invest in any of our securities. This prospectus may not be used to offer or sell any securities unless accompanied by the applicable prospectus supplement.

Pursuant to General Instruction I.B.5. of Form F-3, in no event will we sell the securities covered hereby in a public primary offering with a value exceeding more than one-third of the aggregate market value of our Ordinary Shares in any 12-month period so long as the aggregate market value of our outstanding Ordinary Shares held by non-affiliates remains below $75,000,000. The aggregate market value of our outstanding voting and non-voting common equity held by non-affiliates is approximately $94,561,483 based on the closing price of $4.64 per ordinary share on April 27, 2021 and 20,379,630 ordinary shares held by non-affiliates. During the 12 calendar months prior to and including the date of this prospectus, we have not offered or sold any securities pursuant to General Instruction I.B.5 of Form F-3.

Our Ordinary Shares are listed on the Nasdaq Capital Market under the symbol “MYT.” The applicable prospectus supplement will contain information, where applicable, as to other listings, if any, on the Nasdaq Capital Market or other securities exchange of the securities covered by the prospectus supplement.

Investing in our securities involves a high degree of risk. See “Risk Factors” on page 4 of this prospectus and in the documents incorporated by reference in this prospectus, as updated in the applicable prospectus supplement, any related free writing prospectus and other future filings we make with the Securities and Exchange Commission that are incorporated by reference into this prospectus, for a discussion of the factors you should consider carefully before deciding to purchase our securities.

We may sell these securities directly to investors, through agents designated from time to time or to or through underwriters or dealers. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus. If any underwriters are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of such underwriters and any applicable commissions or discounts will be set forth in a prospectus supplement. The price to the public of such securities and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 3, 2021.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers

Our Memorandum and Articles of Association, the BVI Business Companies Act, 2004, as amended, and the common law of the British Virgin Islands allow us to indemnify our officers and directors from certain liabilities. Our Articles of Association provide that we may indemnify, hold harmless and exonerate against all direct and indirect costs, fees and expenses of any type or nature whatsoever, any person who (a) is or was a party or is threatened to be made a party to any proceeding by reason of the fact that such person is or was a director, officer, key employee, adviser of the Company or who at the request of the Company; or (b) is or was, at the request of the Company, serving as a director of, or in any other capacity is or was acting for, another company.

 The Company will only indemnify the individual in question if the relevant indemnitee acted honestly and in good faith with a view to the best interests of the Company and, in the case of criminal proceedings, the indemnitee had no reasonable cause to believe that his conduct was unlawful. The decision of the Board as to whether an indemnitee acted honestly and in good faith and with a view to the best interests of the Company and as to whether such indemnitee had no reasonable cause to believe that his conduct was unlawful is, in the absence of fraud, sufficient for the purposes of our Memorandum and Articles of Association, unless a question of law is involved.

The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the relevant indemnitee did not act honestly and in good faith and with a view to the best interests of the Company or that such indemnitee had reasonable cause to believe that his conduct was unlawful.

The Company may purchase and maintain insurance, purchase or furnish similar protection or make other arrangements including, but not limited to, providing a trust fund, letter of credit, or surety bond in relation to any indemnitee or who at the request of the Company is or was serving as a director, officer or liquidator of, or in any other capacity is or was acting for, another company, against any liability asserted against the person and incurred by him in that capacity, whether or not the Company has or would have had the power to indemnify him against the liability as provided in our Memorandum and Articles of Association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 9. Exhibits

Exhibit No.	Description
1.1	Form of Underwriting Agreement**
4.1	Form of Preferred Shares Certificate**
4.2	Form of Warrant**
4.3	Form of Warrant Agreement**
4.4	Form of Unit Agreement**
4.5	Form of indenture with respect to senior debt securities, to be entered into between registrant and a trustee acceptable to the registrant, if any*
4.6	Form of indenture with respect to subordinated debt securities, to be entered into between registrant and a trustee acceptable to the registrant, if any*
4.7	Form of debt securities, if any.**
5.1	Opinion of Harney Westwood & Riegels LP*
5.2	Opinion of Hunter Taubman Fischer & Li LLC
23.1	Consent of Centurion ZD CPA & Co.*
23.2	Consent of Harney Westwood & Riegels LP (included in Exhibit 5.1)*
23.3	Consent of Hunter Taubman Fischer & Li LLC (included in Exhibit 5.2)
24.1	Power of Attorney (included on signature page of this registration statement)

*	Previously filed.
**	To be filed by amendment or as an exhibit to a filing with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934 and incorporated by reference in connection with the offering of securities to the extent required for any such offering.

Item 10 Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b).

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the People’s Republic of China, on June 3, 2021.

BIT BROTHER LIMITED

By:	/s/ Xianlong Wu
	Name:	Xianlong Wu
	Title:	Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Xianlong Wu and Diyu Jiang, and each of them, individually, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, in his or her name, place and stead, in any and all capacities (including his capacity as a director and/or officer of the registrant), to sign any and all amendments and post-effective amendments and supplements to this registration statement, and including any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the U.S. Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the U.S. Securities Act of 1933, as amended, this Form F-3 registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Xianlong Wu	Chief Executive Officer and Chairman of the Board of Directors	June 3, 2021
Xianlong Wu	(Principal Executive Officer)

/s/ Diyu Jiang	Chief Financial Officer and Director	June 3, 2021
Diyu Jiang	(Principal Accounting and Financial Officer)

/s/ Shu Liu	Chief Operation Officer	June 3, 2021
Shu Liu

/s/ Jing Yi	Independent Director	June 3, 2021
Jing Yi

/s/ Anatoly Danilitskiy	Independent Director	June 3, 2021
Anatoly Danilitskiy

/s/ Yunfei Song	Independent Director	June 3, 2021
Yunfei Song

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of the Company has signed this Registration Statement or amendment thereto in Newark, Delaware on June 3, 2021.

Authorized U.S. Representative

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director